Exhibit 99.1

NEWS RELEASE

For information, contact:
Media – David A. Harpole +1 713 309-4125
Investors – Douglas J. Pike +1 713 309-7141

Basell and Lyondell Complete Merger
Creating LyondellBasell Industries

ROTTERDAM, The Netherlands, Dec. 20, 2007 – Basell AF and Lyondell Chemical Company today completed their merger, creating LyondellBasell Industries, the world’s third-largest independent chemical company.

LyondellBasell businesses include polymers, chemicals, fuels and technology with combined pro forma revenues of nearly US$43 billion for the 12 months ending Sept. 30, 2007.  The company has 60 manufacturing sites in 19 countries on five continents and nearly 15,000 employees worldwide.

”With the combination of Basell and Lyondell, we have created a global leader in the petrochemical industry, with exceptional capabilities in both chemicals and fuels,” said Volker Trautz, Chief Executive Officer of LyondellBasell. “Each of our businesses has a long and successful heritage.  As we go forward, the values, dedication and ingenuity that made our predecessors strong and successful will remain at the core of our culture.”

Basell, which is owned by Access Industries, acquired Lyondell’s outstanding common shares for $48 per common share in an all-cash transaction with a total enterprise value of approximately $20 billion, including the assumption of debt.

LyondellBasell is the global leader in polyolefin technology, production and marketing. It is the largest producer of polypropylene and advanced polyolefin products, a leading supplier of polyethylene and catalysts, and the industry leader in licensing polypropylene and polyethylene processes. The company also is an industry leader in propylene oxide and derivatives and a leading producer of advanced fuel products. Its North American refinery is among the most advanced heavy crude oil refineries in the industry.

“LyondellBasell was formed with a focus on customers and markets, a dedication to operational excellence and an emphasis on innovation,” Trautz said.  “Our products benefit people and communities all over the world.  We are committed to operating our businesses with the highest principles of integrity, ethics and corporate responsibility, including the highest standards of health, safety and environmental performance.  As an industry leader, we recognize the importance of being a responsible corporate citizen in our communities.”

Len Blavatnik, founder and Chairman of Access Industries, said: “The combination of the world class talent, technology, refining and petrochemical capabilities from Lyondell and Basell creates an unrivaled global petrochemical platform.  LyondellBasell is a dynamic addition to Access’s industrial portfolio.”

Access Industries is a privately held, U.S.-based industrial group that was founded in 1986 and has long-term holdings worldwide in three key sectors: natural resources and chemicals; telecommunications and media; and real estate.
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LyondellBasell Industries is one of the world’s largest polymers, petrochemicals and fuels companies. We are the global leader in polyolefins technology, production and marketing; a pioneer in propylene oxide and derivatives; a significant producer of advanced fuel products; and the owner of one of North America’s largest full-conversion refineries. Through research and development, LyondellBasell develops innovative materials and technologies that deliver exceptional customer value and products that improve quality of life for people around the world. Headquartered in The Netherlands, LyondellBasell (www.lyondellbasell.com) is privately owned by Access Industries.

Key Facts About LyondellBasell Industries

o	Vertically integrated facilities enable conversion of crude hydrocarbons to materials for advanced applications
o	Global reach and scope to compete effectively worldwide
o	Four businesses: polymers, chemicals, fuels and technology
o	Technology business leads its industry in process technology and catalysts
o	Combined annual revenues of $42.8 billion *
o	More than 60 manufacturing sites in 19 countries on five continents
o	Sales in more than 120 countries

*Pro forma revenues for the 12 months ended Sept. 30, 2007

▪	#1 Global - Polyolefins and Polypropylene Compounding
▪	#1 Global - Propylene Oxide
▪	#1 Global - Polyolefins Licensing
▪	#1 Global - Polypropylene Catalysts
▪	#1 Global - Polypropylene
▪	#3 Global - Polyethylene
▪	#2 Global - Oxygenated Fuels
▪	#2 Global - Propylene Glycol & Propylene Glycol Ethers
▪	#5 Global - Light Olefins (ethylene and propylene)
▪	North American refinery with 268,000 barrels per day heavy crude capacity

Source:  LyondellBasell Industries, Access Industries, Basell, Lyondell Chemical Company

    LyondellBasell Industries
    www.lyondellbasell.com